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                                                                    Exhibit 5.2


                        ESTUDIO JURIDICO PAREJA, ABOGADOS
                         CHILE 303, EDIFICIO TORRE AZUL
                                  NOVENO PISO
                               GUAYAQUIL, ECUADOR

                                                                   April 1, 1998

Consorcio Ecuatoriano de
   Telecomunicaciones S.A. CONECEL
Amazonas 6017 and Rio Coca
Quito, Ecuador

     Re: Consummation of Public Offering of Consorcio Ecuatoriano de
         Telecomunicaciones S.A. CONECEL

Ladies and Gentlemen:

         We have acted as counsel to Consorcio Ecuatoriano de Telecomunicaciones S.A. CONECEL, a corporation organized and existing under the laws of the Republic of Ecuador (the "Company"), in connection with (i) the Registration Statement on Form F-1, filed on March 10, 1998 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), covering 42,299,668 shares of Class B Common Stock of the Company to be evidenced by American Depositary Receipts, including 5,517,348 shares of Class B Common Stock subject to an over-allotment option (collectively, the "Shares") and (ii) the Underwriting Agreement among the Company and UBS Securities LLC and SBC Warburg Dillon Read Inc., as global coordinators of the several Underwriters (the "Underwriting Agreement").

         We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

         Based solely upon the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable, and that the discussion of the Ecuadorian federal income tax consequences set forth in the Registration Statement under "TAXATION--Ecuadorian Taxation" is correct and is complete in all material respects.

         The foregoing opinion relates only to matters of Ecuadorian law and does not purport to express any opinion on the laws of any other jurisdiction.



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Consorcio Ecuatoriano de
   Telecomunicaciones S.A. CONECEL
April 1, 1998
Page 2





         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the captions "Taxation" and "Legal Opinions" in the prospectus comprising a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consents is required under
Section 7 of the Act or the rules and regulations promulgated thereunder.

                                     Very truly yours,


                                     ESTUDIO JURIDICO PAREJA, ABOGADOS




                                     /s/ Dr. Carlos Pareja Cordero
                                     -------------------------------------
                                     Dr. Carlos Pareja Cordero